Exhibit l.01

Gogo Inc.

Conflict Minerals Report

For the Year Ended December 31, 2025

1. Overview

This report (the “Report”), for the calendar year ended December 31, 2025, has been prepared by Gogo Inc. (hereinafter referred to as “Gogo,” the “Company,” “we,” “us,” or “our”) pursuant to Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934. The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants who manufacture or contract to manufacture products containing conflict minerals which are necessary to the functionality or production of their products that are sourced from the Democratic Republic of Congo (“DRC”) and the surrounding countries (hereinafter referred to as the “Covered Countries”). “Conflict minerals” are defined as cassiterite, columbite- tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold (also referred to herein as “3TG”).

Gogo Business Aviation’s Products

One of Gogo’s wholly-owned subsidiaries, Gogo Business Aviation LLC (“Gogo BA”) offers a broad suite of in-flight internet connectivity and other voice and data communications products and services to the business aviation market. Gogo BA sells telecommunications equipment that contains 3TG, which Gogo BA manufactures or contracts to manufacture, to original equipment manufacturers of aircraft, fractional jet operators and aftermarket dealers of aircraft parts and equipment (the “Covered Products”). For further information on our Gogo BA products and services, please visit www.gogoair.com. The contents of our websites are not intended to be incorporated by reference into this Report or in any other report or document we file with the SEC, and any references to our websites are intended to be inactive textual references only.

In December 2024, we purchased all of the issued and outstanding equity interests of Satcom Direct, LLC, a Delaware limited liability company (f/k/a Satcom Direct, Inc., a Florida corporation) and certain of its affiliates and subsidiaries (collectively, “Satcom Direct”). Under Instruction (3) to Item 1.01 of Form SD, we are permitted to exclude Satcom Direct products from this Report for 2025 and, accordingly, Satcom Direct products were not considered for purposes of this current Report.

Our Conflict Minerals Policy

Gogo BA has adopted a Conflict Minerals Position Statement. Our Conflict Minerals Position Statement is publicly available on our website at www.gogoair.com/policies.

2.
Design of the Conflict Minerals Due Diligence Framework

The due diligence measures utilized by Gogo BA were designed to conform, in all material respects, with the internationally recognized framework: The Organization for Economic Co-operation and Development (OECD) in the publication OECD (2016) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, OECD Publishing and the related Supplements for 3TG.

3.
Due Diligence Performed

This section addresses the actions that the Company took to exercise due diligence on source and chain of custody of 3TG within the relevant supply chain.

Process

Gogo BA continued to take appropriate measures to communicate the requirements of the rule and our expectations for compliance with our supply base. It is sometimes difficult, if not impossible, to trace conflict minerals to their mine or other location of origin after the smelting (tin, tantalum, tungsten) or refining (gold) processes. The smelters and refiners are consolidating points for raw ore and are in the best position in the total supply chain to know the origin of the ores. As the Company does not purchase raw ore or unrefined 3TG, our focus was to gain smelter information from our supply base.

We requested that all identified suppliers provide information to us regarding 3TG and smelters using the template (the “Template”) developed by the Responsible Minerals Initiative, one of the programs of the Responsible Business Alliance and The Global Enabling Sustainability Initiative (GeSI) . The Template was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material to a manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict-free policy, its due diligence process and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TG used by those facilities.

We have determined that requesting our identified suppliers to complete the Template represents our reasonable best efforts to determine the mines or locations of origin of 3TG in our supply chain. During our survey, we communicated with our identified suppliers on multiple occasions regarding the completion of the Template. The first communication requested 3TG information from the supplier and to submit a completed Template and the follow up communications were sent to remind the identified suppliers to complete the Template or to clarify the answers provided in their completed Template.

Results of Due Diligence

Gogo BA receives parts and components from multiple suppliers and contract manufacturers that are incorporated into the telecommunications equipment it sells. Gogo BA does not procure metals directly from the mines or smelters. Thus, Gogo BA relied on its direct suppliers to provide information on the origin of the conflict minerals contained in components and materials supplied to it, including sources of 3TG within their products. As a downstream purchaser of products which contain conflict minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by responsible mineral sourcing validation programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.

Another complicating factor is the unavailability of country of origin and chain of custody information from our suppliers on a continuous, real-time basis. The supply chain of commodities such as conflict minerals is a multi-step process operating more or less on a daily basis, with ore being delivered to smelters and refiners, with smelters and refiners smelting or refining ores into metal containing derivatives such as ingots, with the derivatives being shipped, sold and stored in numerous market locations around the world and with distributors and purchasers holding varying amounts of the derivatives in inventory for use. Since we do not have direct contractual relationships with smelters and refiners, we rely on our direct suppliers and the entire supply chain to gather and provide specific information about the date when the ore is smelted into a derivative and later shipped, stored, sold and first entered the stream of commerce.

For the current reporting period, Gogo BA surveyed the direct suppliers who comprised the majority of our component spend during calendar 2025. The Company was unable to identify with reasonable certainty the facilities used to produce the conflict minerals and the country of origin of the conflict minerals necessary to the functionality or production of the Gogo BA telecommunications equipment or whether such materials came from recycled or scrap sources. While we have not yet affirmatively identified any 3TG in our products as having originated in a Covered Country, we have not received sufficient information from our suppliers in order to determine the origin of some of the 3TG contained in the Company’s products.

Report on Supply Chain Due Diligence

This Report constitutes our annual report on our 3TG due diligence which is filed with the SEC and is available on our Company website under the SEC filings link on our Investor Relations page.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Report contains statements that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this Report. Forward-looking statements are based on the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it can give you no assurance these expectations will prove to have been correct. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the Company’s reliance on our supply base to provide information on products sold to the Company that include tin, tantalum, tungsten and gold as well as the country of origin; the Company’s ability to amend supplier contracts; the Company’s suppliers not properly flowing down requirements of the Rule to their supply base; the Company’s ability to execute activities that will enhance our due diligence measures; as well as other risks and uncertainties, including but not limited to those detailed herein. These forward-looking statements are made only as of the date hereof. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Date of Report: May 29, 2026